As filed with the Securities and Exchange Commission on May 25, 2021
Registration No. 333-228080

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIEDMONT LITHIUM LIMITED
(Exact name of registrant as specified in its charter)

Australia (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

Level 9, BGC Centre, 28 The Esplanade
Perth, WA, 6000 Australia
(Address of Principal Executive Offices, Zip Code)

Piedmont Lithium Limited Performance Rights Plan
Piedmont Lithium Limited Incentive Options
(Full title of the Plan)

Bruce Czachor
General Counsel, Piedmont Lithium Limited
6 East 46th Street, 3rd Floor, New York, NY 10017
(Name and address of agent for service)

(347) 577-9497
(Telephone number, including area code, of agent for service)

Copy to:
John Gaffney
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.          ☒

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

On October 31, 2018, Piedmont Lithium Limited (the “Company”) filed a registration statement on Form S-8, File No. 333-228080 (the “Registration Statement”), with the Securities Exchange Commission to register 90,000,000 ordinary shares of the Company to be issued pursuant to the Piedmont Lithium Limited Performance Rights Plan and Piedmont Lithium Limited Incentive Options.

The Company, by filing this post-effective amendment, hereby terminates the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of the Registration Statement as required by Item 512(a)(3) of Regulation S-K to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of May, 2021.

PIEDMONT LITHIUM LIMITED

By:	/s/ Keith Phillips
Name:	Keith Phillips
Title:	Managing Director, President and Chief Executive Officer and Authorized Representative in the United States

No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.